Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-223639

SUPPLEMENT dated February 28, 2019 to the

PROSPECTUS SUPPLEMENT dated March 14, 2018 to the

PROSPECTUS dated March 14, 2018

U.S. $4,000,000 000

Ford Motor Credit Company LLC

Notes Due Nine Months or More from Date of Issue—Series B

The second paragraph under the heading “FATCA” on page S-21 is replaced in its entirety with the following:

“Specifically, a 30% withholding tax may be imposed on payments of interest on Notes made to a “foreign financial institution” or a “non-financial foreign entity” (in each case, as defined in the Code), regardless of whether such foreign institution or entity is a beneficial owner or an intermediary, unless (1) in the case of a foreign financial institution, the foreign financial institution undertakes certain diligence and reporting obligations, (2) in the case of a non-financial foreign entity, the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner and satisfies certain other requirements or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements described in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “U.S. persons” or “U.S.-owned foreign entities” (in each case, as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.”

Except as expressly set forth herein, no other changes to the Prospectus Supplement are being made by this Supplement.

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